Filed pursuant to Rule No. 424(b)(3)
File Number: 333-135622

GENTIUM S.P.A.

PROSPECTUS SUPPLEMENT NO. 1
DATED OCTOBER 17, 2007

TO PROSPECTUS DATED
JULY 13, 2006

This Prospectus Supplement No. 1 supplements information contained in our prospectus dated July 13, 2006, as amended and supplemented from time to time (the “Original Prospectus”). The information in this Supplement No. 1 supplements, modifies and supersedes some of the information contained in the Original Prospectus.

The purpose of this Prospectus Supplement No. 1 is to inform you that the selling security holder identified as “ThinkEquity Partners LLC” has assigned its warrant to subscribe up to 77,741 ordinary shares of Gentium S.p.A. to Hyde Street Holdings LLC (the “Assignee”) as set forth in the selling security holder table below. The Assignee is being added to the table of Selling Security Holders in the Original Prospectus to permit the resale of such ordinary shares upon exercise of the warrant by the Assignee under the Registration Statement and pursuant to the Original Prospectus. No additional securities are being registered hereby.

You should read this Prospectus Supplement No. 1 in conjunction with the Original Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Original Prospectus including any amendments or supplements thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

SELLING SECURITY HOLDERS

Our ADSs to which this prospectus relates are being registered for resale by the selling security holders.

The selling security holders may resell all, a portion or none of such ADSs from time to time. The table below sets forth with respect to each selling security holder, based upon information available to us as of the date of this prospectus, the number and percentage of ADSs (or, in the case of security holders who currently hold ordinary shares or securities exercisable into ordinary shares, the number and percentage of ordinary shares) beneficially owned before this offering, the number of ADSs registered for resale by this prospectus and the number and percent of ADSs that will be beneficially owned immediately after this offering assuming the sale of all of the registered ADSs.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. ADSs or ordinary shares underlying our convertible securities that are exercisable within 60 days from the date of this prospectus are deemed outstanding for computing the amount and percentage owned by the person or group holding such convertible securities, but are not deemed outstanding for computing the percentage owned by any other person or group.

Holder	ADSs Beneficially Owned Before The Offering		ADSs Offered	ADSs Beneficially Owned After The Offering
	ADSs	Percent		ADSs	Percent
Hyde Street Holdings LLC (1)	77,741	*	77,741	0	0
Total ADSs Offered:			77,741
_____________________
* Less than 1%

(1)
Address is c/o ThinkEquity Partners LLC, 600 Montgomery Street, 8th Floor, San Francisco, California 94111. ADSs beneficially owned before the offering and ADSs offered consist of 77,741 ADSs representing ordinary shares issuable upon exercise of warrants that are currently exercisable. Brian K. Endres is the controller of Hyde Street Holdings LLC. As a result of such relationship, Mr. Endres may be deemed to share voting and/or dispositive control over securities beneficially owned by Hyde Street Holdings LLC and therefore may be deemed to beneficially own the ADSs that are beneficially owned by Hyde Street Holdings LLC.

The selling security holders have not within the past three years had any position, office or other material relationship with our company.

The information provided above with respect to the selling security holders has been obtained from such selling security holders. Because the selling security holders may sell all or some portion of the ADSs or ordinary shares beneficially owned by them, only an estimate (assuming the selling security holders sell all of the ADSs or ordinary shares offered in this prospectus) can be given as to the number of ADSs or ordinary shares that will be beneficially owned by the selling security holders after this offering, and as to the percentage of all outstanding ADSs or ordinary shares constituted by such ADSs or ordinary shares. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the ADSs or ordinary shares beneficially owned by them, all or a portion of the ADSs or ordinary shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.